Exhibit 99.1

CONTACT:	Richard G. Satin – Vice President Operations and General Counsel
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600, Extension 257

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS RECORD

EARNINGS AND RECORD REVENUES FOR THE

THREE AND NINE MONTHS ENDED DECEMBER 31, 2004

Third Quarter Net Income Rises 17% on 10% Revenue Increase

HAUPPAUGE, N.Y., February 2, 2005 – Medical Action Industries Inc. (NASDAQ/NM:MDCI), a leading supplier of medical and surgical disposable products, today reported the highest revenue and earnings in its history for the three and nine months ended December 31, 2004.

Net sales for the third quarter were a record $36,222,000, an increase of $3,208,000 or 10%, over the $33,014,000 in net sales reported for the three months ended December 31, 2003. Income before income taxes reached a record $4,506,000 in the third quarter, while net income for the period increased 17% to a record $2,847,000 or $.28 per basic share ($.27 per diluted share), compared with $2,424,000 or $.24 per basic share and ($.24 per diluted share), reported for the comparable quarter in fiscal 2004.

Net sales for the nine months ended December 31, 2004 totaled a record $104,689,000, an increase of $8,698,000 or 9%, over the $95,991,000 in net sales reported for the nine months ended December 31, 2003. Income before income taxes reached a record $12,691,000 for the nine months ended December 31, 2004. Net income for the nine months ended December 31, 2004 increased 14% to a record $7,977,000 or $.78 per basic share ($.76 per diluted share), compared with $6,984,000 or $.70 per basic share ($.68 per diluted share), reported for the nine months ended December 31, 2003.

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (EST) on February 2, 2005. You may participate in the conference call by calling 1-888-889-5345 and asking for the Medical Action conference call. If you are unable to attend the conference call, you may listen to a live webcast of the call by visiting our website:

www.medical-action.com, commencing at 10:00 a.m. (EST) on February 2, 2005. The complete call and discussion will be available for replay on our website beginning at 2:00 p.m. (EST).

“Our record operating results reflect strong growth from our line of minor procedure kits and trays”, said Mr. Meringolo.

In connection with the recent adoption of new SEC rules on corporate disclosure, Medical Action is providing limited guidance on several aspects of its fiscal 2005 performance. The following statements are based on current expectations. These are forward-looking statements and actual results may differ materially, as discussed later in this release.

•	For the year ended March 31, 2005, Medical Action anticipates reporting record net income for the eighth consecutive year and record revenue for the tenth consecutive year.

•	Medical Action anticipates that earnings per share for the year ended March 31, 2005 should be in the range of $1.00 to $1.04 per diluted share.

•	Consolidation within the health care industry together with our strong cash flow will continue to drive our acquisition strategy.

Medical Action is a diversified manufacturer of disposable medical devices. Its products are marketed primarily to acute care facilities in domestic and certain international markets. Further, Medical Action has expanded its target market to include physician, dental and veterinary offices, out-patient surgery centers and long-term care facilities. Medical Action is a leading manufacturer and distributor of many of its products in the markets we compete in. Our products are marketed through an extensive network of direct sales personnel and independent distributors. Medical Action has preferred vendor agreements with national distributors, as well as contracts with nearly every major group purchasing alliance. The Company’s common stock trades on the NASDAQ National Market System under the symbol MDCI and is included in the Russell 2000 Index.

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This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Condensed Financial Highlights

Statements of Earnings

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	12/31/04	12/31/03	12/31/04	12/31/03
Net sales	$36,222,000	$33,014,000	$104,689,000	$95,991,000
Gross profit	9,397,000	8,813,000	27,207,000	25,439,000
Selling, general and administrative expenses	4,832,000	4,716,000	14,272,000	13,481,000
Income before Income Taxes	4,506,000	3,907,000	12,691,000	11,229,000
Net income	2,847,000	2,424,000	7,977,000	6,984,000
Earnings per share:
Basic	.28	.24	.78	.70
Diluted	.27	.24	.76	.68
Weighted average Number of shares outstanding:
Basic	10,258,205	9,973,254	10,246,907	9,935,666
Diluted	10,481,050	10,261,213	10,452,298	10,198,417

Summary Balance Sheet Data

	December 31, 2004	March 31, 2004
Receivables (net)	$10,557,000	$10,670,000
Inventories	19,117,000	18,616,000
Total assets	84,348,000	85,297,000
Total current liabilities	10,907,000	13,633,000
Long-term debt, less current portion	4,365,000	11,720,000
Shareholders’ equity	65,939,000	56,807,000

Key Financial Statistics
Current ratio	2.9	2.3
Debt to equity ratio	.09	.30
Book value per share	$6.43	$5.57